Exhibit 99.1

Press Release	Source: Neurobiological Technologies, Inc.

Celtic Pharma Completes Acquisition of Exclusive Worldwide Rights to XERECEPT From Neurobiological Technologies

Tuesday November 29, 1:00 am ET

HAMILTON, Bermuda and EMERYVILLE, Calif., Nov. 29 /PRNewswire-FirstCall/ — Celtic Pharmaceutical Holdings L.P. (“Celtic Pharma”) and Neurobiological Technologies, Inc. (Nasdaq: NTII—News; “NTI”) today announce the close of Celtic Pharma’s acquisition of exclusive worldwide rights to XERECEPT®, a Phase III clinical compound for the treatment for Peritumoral Brain Edema. The closing of the transaction, which was originally announced on September 20, 2005, follows the receipt of certain third-party consents and the satisfaction of other closing conditions. At closing, NTI received $20 million and will receive an additional $13 million, payable in installments through January 2007. Celtic Pharma and NTI will collaborate on the ongoing clinical development of XERECEPT in the United States.

“The Celtic Pharma team is delighted to close its first U.S. transaction. The collegial teamwork between NTI and Celtic Pharma allowed us to expeditiously resolve the few outstanding issues,” states Stephen Evans-Freke, a Managing Principal of Celtic Pharma. “We look forward to working with the NTI team to bring this exciting product through its final stages of clinical and regulatory development in the U.S., Europe and Japan.”

Paul E. Freiman, President and CEO of NTI, added, “We are pleased to be able to move forward collaboratively with Celtic Pharma. The collaboration of our companies should provide for a broader program ensuring that the proper clinical trials are run globally and if we have positive results we can obtain approval in major markets worldwide. These funds are non-dilutive to NTI shareholders and we expect that they will provide sufficient operational funding for the next twelve to eighteen months.”

About XERECEPT®

XERECEPT works to reduce edema, defined as an abnormal increase in brain water content, which can have dire consequences, potentially leading to brain ischemia (stroke), herniation, and death. Based on clinical data to date, XERECEPT is believed to be a comparably efficacious and safer alternative to the corticosteroids currently being employed in the treatment of cerebral edema. The myriad of adverse effects from corticosteroid therapy are well known and include hyperglycemia, gastritis, gastrointestinal bleeding, weight gain and moon faces, osteoporosis with chronic therapy, psychosis or euphoria, immunosuppression causing increased susceptibility to infection, and skin fragility and striae.

Various phase I/II trials demonstrated XERECEPT to be safe and with mild side-effects. XERECEPT is now in Phase III clinical trials. The first of two concurrent, multi-center studies was initiated in April 2004 as the first controlled studies of peritumoral brain swelling. The two studies include the “acute protocol” (XERECEPT or dexamethasone needed immediately) and a “chronic protocol” or a dex-sparing trial (patients already on chronically high doses of dexamethasone but with an urgent need to dramatically lower their intake). The third study, an open-label, extended-use study of XERECEPT began enrollment August 25, 2005. This study is open to all patients who participate in one of the two ongoing blinded, Phase III trials designed to determine the dexamethasone-sparing effects of hCRF in brain tumor patients being treated for peritumoral brain edema. This extended-use program will collect safety information and allow the treating physicians to attempt a maximum dexamethasone reduction and possible elimination altogether. XERECEPT will be provided to enrolled patients until the drug’s FDA approval and commercial launch.

About Neurobiological Technologies, Inc.

NTI is a drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be commercialized. NTI expects to continue to acquire and develop brain drug candidates and intends to develop the resources to market these drugs in selected world regions. NTI’s goal is to develop and market drug candidates in the United States, Europe and Asia and may seek partnerships with pharmaceutical and biotechnology companies to assist in development and marketing. For further information, please visit NTI’s website at www.ntii.com.

About Celtic Pharmaceutical Holdings L.P.

Celtic Pharmaceutical Holdings L.P. (Celtic Pharma) is a global private equity firm focused on the biotechnology and pharmaceutical industries. Celtic Pharma was founded by Stephen Evans-Freke and John Mayo, CBE and is based in Bermuda. Celtic Pharma acquires late stage pharmaceutical programmes and drives these programmes through the final stages of regulatory approval. Celtic Pharma’s aim is to bridge the gap between the established pharmaceutical companies’ new product pipeline crisis and the biotech industry’s capital drought. For further information, please visit Celtic Pharma’s website at www.celticpharma.com.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties for Celtic Pharma and NTI, including: dependence on third parties for the development, regulatory approval and successful commercialization of products, the inherent risk of failure in developing product candidates based on new technologies, risks associated with the costs of clinical development efforts, and, with regard to NTI, other risks detailed from time to time in its Securities and Exchange Commission filings. The realization of any of these risks or uncertainties could have a material adverse affect on the business, financial condition and results of operations of Celtic Pharma and NTI. These forward-looking statements represent the respective judgments of Celtic Pharma and NTI as of the date of the release and are only predictions, not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. However, any intent or obligation to update these forward-looking statements is disclaimed.